10(d) COMPANY

ADMINISTRATION AGREEMENT

between

STRATEGIC ADVISERS, INC.

and

FIDELITY MANAGEMENT & RESEARCH COMPANY

AGREEMENT dated as of this 1st day of March, 2006 between Strategic Advisers, Inc., a Massachusetts corporation (the "Adviser"), and Fidelity Management & Research Company, a Massachusetts corporation (the "Administrator").

WHEREAS, the Adviser has entered into a Management Agreement (the "Management Agreement"), dated as of the 1st day of March, 2006, with Fidelity Rutland Square Trust (the "Fund") on behalf of PAS International Fund of Funds (the "Portfolio");

WHEREAS, pursuant to the Management Agreement, the Adviser has agreed to perform (or arrange for the performance by its affiliates of) certain investment advisory and other management and administrative services on behalf of the Portfolio; and

WHEREAS, the Adviser desires to appoint the Administrator as its agent to perform all services enumerated in the Management Agreement other than investment advisory services, and the Administrator is willing to accept such appointment;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, the Adviser and the Administrator hereby agree as follows:

1. The Adviser hereby appoints the Administrator as its agent to perform (or arrange for the performance by its affiliates of) the services described herein, and the Administrator hereby accepts such appointment, subject to and in accordance with the following provisions.

2. (a) The Administrator shall subject to the supervision of the Adviser, perform (or arrange for the performance by its affiliates of) the non-advisory management and administrative services necessary for the operation of the Fund. Such services shall include, but not be limited to:

(i) providing the Portfolio with office space, equipment and facilities (which may be its own) for maintaining its organization;

(ii) on behalf of the Portfolio, supervising relations with, and monitoring the performance of, custodians, depositories, transfer and pricing agents, accountants, attorneys, underwriters, brokers and dealers, insurers and other persons in any capacity deemed to be necessary or desirable;

(iii) preparing all general shareholder communications, including shareholder reports;

(iv) conducting shareholder relations;

(v) maintaining the Fund's existence and its records;

(vi) during such times as shares are publicly offered, maintaining the registration and qualification of the Portfolio's shares under federal and state law; and

(vii) investigating the development of and developing and implementing, if appropriate, management and shareholder services designed to enhance the value or convenience of the Portfolio as an investment vehicle.

(b) The Administrator shall also furnish such reports, evaluations, information or analyses consistent with the services that the Administrator is obligated to provide hereunder to the Fund or the Adviser as the Fund's Adviser may request from time to time or as the Administrator may deem to be desirable. The Administrator shall, subject to review by the Adviser, furnish such other services as the Administrator shall from time to time determine to be necessary or useful to perform its obligations under this Agreement.

(c) The Administrator undertakes to pay, either itself or through an affiliated company, all expenses involved in the operation of the Portfolio, except (i) the management fee payable by the Portfolio pursuant to paragraph 3 of the Management Agreement, (ii) the other expenses payable by the Portfolio pursuant to paragraph 1(c) of the Management Agreement, and (iii) the expenses of the Adviser incurred in the performance of its obligations pursuant to paragraphs 1(a) and 1(d) of the Management Agreement, except that the Administrator shall be responsible for paying the salaries and fees of all officers of the Fund and of all Trustees of the Fund who are "interested persons" of the Fund or of the Administrator. It is understood that service charges billed directly to shareholders of the Portfolio, including charges for exchanges, redemptions, sub-accounting or other services, shall not be payable by the Administrator, but may be received and retained by the Administrator or its affiliates.

3. It is understood that the Trustees, officers and shareholders of the Fund are or may be or become interested in the Administrator as directors, officers or otherwise and that directors, officers and stockholders of the Administrator are or may be or become similarly interested in the Fund, and that the Administrator may be or become interested in the Fund as a shareholder or otherwise.

4. For the services and facilities to be furnished hereunder, the Adviser shall pay the Administrator a fee, payable monthly as soon as practicable after the last day of each month, at such rate as may be agreed to by the parties from time to time.

5. The services of the Administrator to the Portfolio are not to be deemed exclusive, the Administrator being free to render services to others and engage in other activities, provided, however, that such other services and activities do not, during the term of this Agreement, interfere in a material manner with the Administrator's ability to meet all of its obligations with respect to rendering services to the Portfolio hereunder. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Administrator, the Administrator shall not be subject to liability to the Adviser, the Portfolio or to any shareholder of the Portfolio for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security or other investment instrument.

6.(a) Subject to prior termination as provided in sub-paragraph (d) of this paragraph 6, this Agreement shall continue in force until March 1st, 2008 and indefinitely thereafter.

(b) This Agreement may be modified by mutual consent of the parties.

(c) In addition to the requirements of sub-paragraphs (a) and (b) of this paragraph 6, the terms of any continuance or modification of this Agreement must have been approved by the vote of a majority of those Trustees of the Fund who are not parties to the Agreement, the Management Agreement or interested persons of any such party.

(d) Either party hereto may, at any time on sixty (60) days' prior written notice to the other, terminate this Agreement without payment of any penalty. This Agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of those Trustees of the Fund who are not parties to this Agreement, the Management Agreement or interested persons of any such party.

7. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to the choice of laws provisions thereof.

8. The terms "vote of a majority of outstanding voting securities," "assignment," and "interested persons," when used herein, shall have the meanings specified in the Investment Company Act of 1940 and rules thereunder, as now in effect or as hereafter amended, and subject to such orders as may be granted by the Securities and Exchange Commission.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

STRATEGIC ADVISERS, INC.

By: /s/ J. Gregory Wass__________

Name: J. Gregory Wass__________

Title: Asst. Treasurer____________

FIDELITY MANAGEMENT & RESEARCH COMPANY

By: /s/ J. Gregory Wass__________

Name: J. Gregory Wass__________

Title: Asst. Treasurer____________